As filed with the Securities and Exchange Commission on October 9, 2026

Registration No. 333-291938

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT NO. 333-291938

UNDER

THE SECURITIES ACT OF 1933

Waldencast plc
(Exact name of registrant as specified in its charter)

Jersey	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

81 Fulham Road, London, SW3 6RD, United Kingdom +44 (0) 20 3196 0264
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Felipe Dutra Executive Chairman c/o Waldencast plc 81 Fulham Road, London, SW3 6RD, United Kingdom +44 (0) 20 3196 0264
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Paul T. Schnell, Esq.

Gregg A. Noel, Esq.

Maxim O. Mayer-Cesiano, Esq.

Michael J. Schwartz, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Waldencast plc., a Jersey public limited company (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form F-3 (No. 333-291938) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister:

•	any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, filed with the SEC on December 4, 2025 and declared effective on December 18, 2025, registering the resale from time to time by certain of the selling holders named in the prospectus (the “Prospectus”) that forms part of the Registration Statement and their pledgees, donees, transferees, assignees and successors (the “Selling Holders”) of up to 9,819,000 Class A ordinary shares (as defined in the Prospectus) of the Company, consisting of: (i) 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Approval Milestone (as defined in the Prospectus); (ii) up to 3,273,000 Class A ordinary shares issuable upon the achievement of Phase 1 Products First Sales Milestone (as defined in the Prospectus); and (iii) up to 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Products Second Sales Milestone (as defined in the Prospectus).

On October 4, 2026, the Company’s securities were voluntarily delisted from the Nasdaq Stock Market LLC (“Nasdaq”). Following the delisting from Nasdaq, the Company intends to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the delisting, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on October 9, 2026:

Waldencast plc

By:	/s/ Felipe Dutra

Name:	Felipe Dutra
Title:	Executive Chairman, Principal Executive Officer and Principal Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.